Exhibit 99.1

For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Inc.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / lelliott@DennardLascar.com
Dennard-Lascar Associates: 713-529-6600

Gastar Exploration Inc. Announces Resolution of Legal Challenge and Update on Recent Marcellus Completions

HOUSTON, January 5, 2015 - Gastar Exploration Inc. (“Gastar”) (NYSE MKT: GST) is pleased to announce the resolution of a legal challenge to its West Virginia operations and results of recent Marcellus well completions.
A West Virginia state judge has rejected the second of a pair of lawsuits launched by a unit of Axiall Corp. aimed at stopping Gastar Exploration Inc.’s hydraulic fracturing operations in the Marcellus Shale.
In a December 24, 2014 order, Circuit Judge David W. Hummel dismissed Gastar from a lawsuit filed by Eagle Natrium LLC in Marshall County, West Virginia, requesting a temporary injunction. In doing so, Judge Hummel agreed with Gastar’s position that Eagle was legally precluded from retrying its claims in West Virginia after losing a nearly identical lawsuit in Pennsylvania earlier this year.
Less than a week later, the trial court threw out the lawsuit’s remaining claims against the West Virginia Department of Environmental Protection, which Eagle was pursuing in an effort to invalidate operator permits issued to Gastar.
Last October, a similar lawsuit Gastar faced in Pennsylvania was shut down after Allegheny County Court of Common Pleas Judge Christine Ward found that Eagle failed to prove that Gastar’s hydraulic fracturing activities in West Virginia present a threat to Eagle’s adjacent salt mining operations.
J. Russell Porter, Gastar’s President and Chief Executive Officer, commented, “In denying Eagle’s initial bid for an injunction, Judge Ward noted that Gastar had previously drilled and hydraulically fractured 57 Marcellus Shale wells in the vicinity without any impact on Eagle’s operations, the environment or public safety. We are gratified that both courts made decisions based on science rather than fear. Gastar plans to fracture treat the three Goudy wells impacted by the Axiall lawsuits within the next 60 days.”
Gastar has recently completed and brought on line 10 new Marcellus wells in Marshall County, West Virginia. These wells are producing at a combined gross rate of 28,700 Mcfd of unprocessed natural gas and 3,300 barrels of condensate per day on a restricted basis while still flowing back significant amounts of completion fluid. These are the first wells Gastar has completed using an enhanced completion technique designed to segregate and stimulate differently pressured portions of the horizontal wellbore. Based on these initial results, we plan to continue to utilize this enhanced technique.

About Gastar Exploration
Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is currently pursuing development within the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and will test other prospective formations on the same acreage, including the Woodford Shale and the Meramec Shale (middle Mississippi Lime), which Gastar refers to as the Mid-Continent Stack Play. In West Virginia, Gastar is continuing the development of liquids-rich natural gas in the Marcellus Shale and is beginning to drill the dry gas Utica Shale play on its acreage.
Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to realize the anticipated benefits from acquired assets; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.